Exhibit 10.11

-Confidential-

DISTRIBUTION AGREEMENT

This Agreement (the “Agreement”), is entered into as of August 2, 2011 by and between Kamada Ltd., a company organized under the laws of the State of Israel, with its principal office in 7 Sapir St., Kiryat Weizmann, Ness-Ziona 74036, Israel (“Kamada”), and TUTEUR S.A.C.I.F.I.A., a corporation organized under the laws of Argentina, having its registered office at Av. Juan de Garay 848, 1153 Buenos Aires, Argentina (the “Distributor”).

RECITALS

WHEREAS, Kamada desires to appoint the Distributor as its exclusive distributor for the Product (as defined below) within the Territory (as defined below), and the Distributor desires to accept such appointment, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, Kamada and the Distributor hereby agree as follows:

1.          DEFINITIONS

As used in this Agreement and the Schedules hereto and unless otherwise expressly indicated, the following terms shall have the following meanings:

1.1         “Act of Insolvency” means the occurrence of any of the following events: (i) the filing of any voluntary petition in bankruptcy or for corporate reorganization or for any similar relief by a party under the bankruptcy or insolvency laws of any jurisdiction; (ii) the filing of any involuntary petition in bankruptcy or its equivalent against a party, not dismissed within [*****] days from the filing thereof; (iii) the appointment of a receiver or the equivalent for a party or for the property of a party by any court of competent jurisdiction, which receiver shall not have been dismissed within [*****] days from the date of such appointment; (iv) a general assignment by a party for the benefit of its creditors; (v) the inability admitted by a party in writing to meet its debts as they mature; (vi) occurrences similar to any of the foregoing under the laws of any jurisdiction, irrespective of whether such occurrences are voluntary or involuntary, or whether they are by operation of law or otherwise; and (vii) any order or resolution passed for winding up the business of a party.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 1	Kamada – Tuteur – Distribution Agreement

-Confidential-

1.2           “Affiliates” means entities that directly or indirectly, through one or more intermediaries, control or are controlled by, or are under common control with, a specified party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Product” means 50 mL, 1 gram of active Alpha 1 Proteinase Inhibitor (also called Alpha-1 Protease Inhibitor or Alpha-1 Antitrypsin (AAT)), as defined in Schedule A, for intravenous use only, a pharmaceutical composition for human use derived from human plasma for the treatment of Alpha-1 Antitrypsin Deficiency.

1.4           “Competent Authorities” means the competent authorities in each country in the Territory in charge of determining, licensing, approving and/or registering, the pricing, the sale, the distribution and/or the reimbursement (as applicable) of pharmaceutical products. Unless it is otherwise indicated, Competent Authorities is used herein as a collective term for the Competent Authorities in all the countries in the Territory.

1.5           “Dollar(s)” or “$” means United States currency only.

1.6           “Distributor’s Warehouses” means the warehouses of the Distributor located in the Territory for the storage of the Product, as identified by the Distributor to Kamada by location, including any change in location.

1.7           “Effective Date” means the date on which this Agreement is entered into by the parties as set forth in the heading of this Agreement.

1.8           “Event of Default” means any failure of the defaulting party (except where such failure is caused by or is a direct result of an Event of Default by the other party) to cure a material breach of any obligation under this Agreement within [*****] days of receipt of written notice from the aggrieved party of: (a) the specific obligation materially breached, (b) the section(s) of this Agreement setting forth such obligation, (c) the request for cure of the breach within [*****] days of receipt of the notice and (d) the aggrieved party’s intention to terminate this Agreement if the breach is not cured within [*****] days of receipt of the notice. A material breach of an obligation under this Agreement shall include, but not be limited to: (i) the Distributor’s failure to purchase the Minimum Purchase Requirement of Product pursuant to Section 3.2 hereof, (ii) the Distributor’s failure to make full payment to Kamada on the due date pursuant to Section 3.5 hereof, (iii) the Distributor’s breach of its obligations not to transfer the Product outside the Territory or sell the Product outside the Territory, pursuant to Section 2.1 hereof; (iv) the Distributor’s breach of its obligations as to the use of the Trademarks, pursuant to Section 9 hereof; or (v) Kamada’s sale of Product in the Territory in breach of Section 2.3 hereof.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 2	Kamada – Tuteur – Distribution Agreement

-Confidential-

1.9           “Expiration Date” has the meaning set forth in Section 13.1 hereof

1.10         “Launch Date” means the date that the Distributor commences Sales of the Product in each country in the Territory, which date shall be no later than [*****] months after the grant of the License by the Competent Authorities in each country.

1.11         “License” means the license, approval or registration issued by the Competent Authorities in each country allowing the Distributor to market, Sell and distribute the Product within each country in the Territory.

1.12         “Minimum Purchase Requirement” means the minimum quantity of Product which the Distributor shall purchase from Kamada commencing on the second year after the Launch Date and in all subsequent years during the Term, as set forth in Schedule B hereto and specified in Section 3.2 hereof.

1.13         “Minimum PV Information” means the following data elements: (i) a reporter who is identifiable by name, initials and/or address; (ii) an identifiable patient/subject (i.e., identifiable by patient number, date of birth, age, or gender); (iii) at least one suspected substance/medicinal product; and (iv) at least one suspected adverse drug event.

1.14         “Kamada’s Warehouse” means Kamada’s facility which is located at Beit-Kama, Israel or such other location as Kamada may designate, upon not less than thirty (30) days’ notice to the Distributor.

1.15         “Sale(s)”, “Sold”, “Sell(s)” or “Selling” means any gift, grant, sale, assignment, transfer, conveyance, pre-sale transaction or other disposition of the Product by the Distributor or any of its Affiliates to another party (other than for quality assurance or control purposes); provided however, that Sales shall not include distribution by the Distributor without charge of samples of the Product to physicians, hospitals, clinics or other health care providers for promotional or research purposes, provided such distribution is not made in exchange for lower prices on other products distributed by the Distributor or for other non-cash consideration.

1.16         “Supply Price” has the meaning set forth in Section 3.4 hereof.

1.17         “Term” has the meaning set forth in Section 13.1 hereof.

1.18         “Territory” means Argentina, Paraguay and Uruguay.

1.19         “Third Party Product(s)” means any other AAT product other than the Product.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 3	Kamada – Tuteur – Distribution Agreement

-Confidential-

1.20         “Trademark” or “Trademarks” means the trademarks, service marks, trade names, symbols and logos developed, registered, or used by Kamada, including, but not limited to, “RESPIRA®” and “GLASSIA®”, used on or in connection with the identification, marketing or Sale of the Product, such trademarks, service marks, trade names, symbols and logos being listed in Schedule C hereto, together with all additional trademarks, service marks, trade names, symbols and logos as may be developed by Kamada and made subject to this Agreement by amendment of Schedule C from time to time by agreement of the parties.

2.           SCOPE OF APPOINTMENT

2.1           Exclusive Appointment. Kamada hereby appoints the Distributor, as of the Effective Date, as its exclusive distributor of the Product in the Territory, and the Distributor hereby accepts such appointment subject to the terms and conditions as set forth herein. The foregoing exclusive appointment of the Distributor includes the exclusive right of the Distributor (exclusive as to Kamada, its Affiliates, or any third party), during the Term, to register, distribute, promote, market and/or Sell the Product in the Territory. During the Term, the Distributor shall not Sell, promote the Sale of or ship the Products outside of the Territory, nor shall the Distributor establish a branch or maintain a distribution warehouse for the Product outside of the Territory, nor shall the Distributor assist any third party in Sales or distribution of the Product outside the Territory, nor shall the Distributor permit its Affiliates to engage in any of these acts. Such exclusive right shall expire upon the Distributor’s failure to comply with its Minimum Purchase Requirement, as specified in Section 3.2 below. The parties agree that the Distributor’s exclusive right under this section is limited by Kamada’s right to co-promote by appointing sales representatives.

2.2           Distribution of Third Party Products. The Distributor declares and covenants that, as of the Launch Date, neither it nor its Affiliates shall manufacture, import, Sell and/or distribute, directly or indirectly, in the Territory, any Third Party Products. In consideration of, and as a continuing condition of the exclusive distribution rights granted hereunder to the Distributor, the Distributor shall not, by itself, or through its Affiliates, nor shall it permit its Affiliates to, manufacture, import, Sell or distribute in the Territory any Third Party Products from the Launch Date until [*****] months following termination of this Agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 4	Kamada – Tuteur – Distribution Agreement

-Confidential-

2.3           Kamada Non-Compete. As long as the Distributor has and maintains exclusive rights hereunder, Kamada and its Affiliates shall not directly or indirectly market, sell or distribute in the Territory the Product or any Third Party Product, subject to Kamada’s right to co-promote by appointing sales representatives pursuant to Section 2.1 hereof. Kamada declares that, as of the Effective Date, neither it nor its Affiliates are a party to any agreement or arrangement with any person or entity, nor shall they enter into any agreement or arrangement, during the Term, with any person or entity, which conflicts with or derogates from the exclusive appointment of the Distributor as set forth in Section 2.1 hereof.

2.4           No Sub-Distributors. The Distributor shall not contract with or engage sub-distributors or others to Sell the Product in the Territory, without Kamada’s prior written consent.

3.          SALES OF PRODUCT TO DISTRIBUTOR

3.1           Order and Delivery of Product.

(i)     The Distributor shall order Products from Kamada in such quantities as are necessary to meet the demand for Products in the Territory. Inventory projections and orders for the Products shall be based on sales forecasts developed by the Distributor in good faith and using the best available information, and communicated in writing to Kamada on [*****] rolling basis commencing with the submission by the Distributor of its first order for the Products. Such forecasts shall cover a minimum period of [*****] shall be specified on a [*****] basis, and shall be updated every [*****] by the Distributor. The quantity of Products specified in the first quarter of each such forecast shall bind the Distributor and therefore, the quantity the Distributor specifies in its purchase orders to Kamada for that [*****] shall not be lower than such quantity. The Distributor may order Products in excess of the quantity specified in its sales forecasts subject to the conditions set forth in Section 3.1(iii) hereof. The Distributor shall allow at least [*****] days from the date of receipt of its purchase order by Kamada [*****] days for its first purchase order under this Agreement), to take delivery of the Products ordered, as delivery is prescribed in Section 3.1(iv) of this Agreement.

(ii)     Kamada shall use its best efforts to deliver such quantities of the Products to the Distributor as the Distributor shall order, subject to the limitations set forth below. If the Distributor’s purchase orders requested for delivery in any [*****] exceed [*****] the Distributor’s latest sales forecast for [*****], Kamada reserves the right to allocate to the Distributor, in respect to the excess, such portion of its available supplies of Products immediately suitable for distribution in the Territory as Kamada shall decide in its sole discretion. Kamada’s allocation of Products under this Section does not constitute a breach of this Agreement, so long as Kamada has used its best efforts. Notwithstanding anything to the contrary in this Section 3, in no event shall Kamada have any obligation to deliver to the Distributor a quantity of Products which exceeds Kamada’s Maximum Supply Obligation set forth in Schedule B hereto. The parties will discuss any amounts exceeding such annual amount.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 5	Kamada – Tuteur – Distribution Agreement

-Confidential-

(iii)    Kamada shall deliver the Products to the Distributor and the Distributor shall take delivery at [*****] (Incoterms 2000). Kamada shall retain samples of each lot of Products from which the Distributor’s orders are filled.

(iv)   The Distributor shall require all carriers it engages to transport the Products to maintain the proper shipment conditions, including, but not limited to, temperature and light exposure standards for the Products’ storage and transport as provided in Schedule D hereto, as may be amended by Kamada in its sole discretion from time to time. The Distributor shall be responsible for such carriers’ compliance with such conditions.

3.2            Minimum Purchase Requirement. Commencing on the second year after the Launch Date and in all subsequent years during the Term, the Distributor shall purchase from Kamada minimum annual quantity of Products as set forth in Schedule B hereto.

3.3            Inspection. The Distributor shall accept the Products upon delivery at Kamada’s Warehouse on the basis of Kamada’s certificate of analysis. The certificate of analysis shall provide the following details: (a) specifications limits (finished Product specifications), (b) the results of all analyses on the Products delivered. Kamada shall also declare that “Kamada confirms that all analytical testing has been performed according to the terms of registration as approved by the Competent Authorities”. Upon transport of the Products to the Territory by the Distributor’s carrier, the Distributor shall take all necessary steps to secure the speedy inspection and approval of the Products by the Competent Authorities as provided by the laws and regulations of each country in the Territory. If the Competent Authorities of any country do not approve the Product within [*****] days of the day that the first application is made to the Competent Authorities, or otherwise reject the Products upon their inspection for any reason, the Distributor shall notify Kamada within [*****] of learning of such action by the Competent Authorities of that country.

3.4           Supply Price. The Distributor shall purchase the Products exclusively from Kamada at the supply price, which shall be the higher of: (i) the supply price set forth in Schedule E hereto, or [*****] of the corresponding purchase price quoted in the Distributor’s then effective selling price (without taking into account any special discounts, rebates, offsets, etc.) in each applicable country of the Territory (“Supply Price”). At the request of either party, the parties shall negotiate the Supply Price in good faith, prior to the commencement of each subsequent year after the Launch Date. No change in Supply Price shall be valid unless explicitly agreed upon in writing by the parties. Orders placed for delivery of Products for more than [*****] after the order date, are subject to subsequent Supply Price changes, in the manner set forth above.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 6	Kamada – Tuteur – Distribution Agreement

-Confidential-

3.5           Terms of Payment. The Distributor shall pay Kamada in full for each order of the Product in US Dollars within [*****] from AWB. The Distributor will issue promissory notes to Kamada regarding each delivery. The Distributor shall make such payment in compliance with Kamada’s conditions of sale. In order to secure payment for the shipments, which are delivered to the Distributor, the Distributor shall furnish to Kamada promissory notes in the total sum of each shipment fixed in US Dollars (the “Promissory Notes”). The Promissory Notes shall be drafted in a form which is legally binding under the laws of Distributor’s domicile, and the signature thereupon shall be witnessed by a functionary who is authorized under the laws of the domicile to authenticate such an instrument. Notwithstanding Section 15.5 below, the laws of Distributor’s domicile shall apply to the Promissory Notes and they shall be enforceable by Kamada by application to the courts of competent jurisdiction in Distributor’s domicile.

3.6           Interest on Unpaid Balance. In Any overdue payment hereunder shall bear interest at the rate of [*****] in which the payment is in arrears, this without derogating from any other remedy to which Kamada might be entitled to under this Agreement or applicable law.

3.7           No Reduction in Payment. All payments due under this Agreement, including interest, are to be made without reduction for taxes (including withholding taxes), duties and such other amounts that are or may be imposed by any national, municipal or other government agency or authority in the Territory. If any such reduction is required to be made, the gross payment due to Kamada shall be increased such that the net amount received by Kamada after the required reduction shall equal the invoice amount with the addition of any interest, if due.

4.          DISTRIBUTOR’S OBLIGATIONS

4.1           Distributor’s Obligations and Acknowledgments. The Distributor shall use its best efforts to register market, Sell and distribute the Product in the Territory, including but not limited to the following (in all events in a manner that is in accordance with its normal standards of doing business):

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 7	Kamada – Tuteur – Distribution Agreement

-Confidential-

(i)     Shall obtain a License and any other approval by the Competent Authorities in each country for the Sale and distribution of the Products within each country in the Territory within eighteen (18) months after receipt, by the Distributor, of all required registration documents from Kamada, and obtain and maintain the acceptance by the Competent Authorities of the Products for inclusion in and coverage under the national healthcare reimbursement programs (i.e., government program) and any private insurance policies or programs in the Territory, and shall be responsible for all costs associated with the registration of the Product with the competent regulatory authorities in the Territory (including all costs associated with the grant of the marketing authorization, health authority fees, translation fees, taxes and variation fees as well as any related fees regarding the use of consultants required to perform local submissions at the health authorities) and the grant of License. All fees related to maintenance of the License during the Term shall be solely borne by the Distributor. If any clinical or similar studies are required by the Competent Authorities in the Territory, in order to obtain the License or other approvals, the Distributor shall provide Kamada with all relevant documentation and communication from such Competent Authority, and the Parties shall negotiate either party’s responsibility in conduction such studies.

(ii)    publicize, promote and market the Products to maximize Sales of the Products in the Territory, to obtain and maintain acceptance of the Products among medical personnel, patients and the Competent Authorities, and to service its customers by maintaining regular contact, handling special orders, answering questions and complaints about the Products, and otherwise enhancing customer satisfaction;

(iii)   handle and fill all orders for the Products in the Territory and maintain a prompt delivery service compatible with good business practice, the nature of the Products and the requirements of its customers;

(iv)    maintain sufficient inventory of the Products in the Distributor’s Warehouses equal to the higher of: (i) [*****] months’ supply (defined as [*****]); or (ii) the Distributor’s average [*****] sales forecast for that year;

(v)    allow Kamada, at its request, to inspect the Distributor’s Warehouses, transportation vehicles, related facilities and records regarding quality assurance/product handling of the Products and adverse reactions or adverse events in patients using the Product, on reasonable prior written notice and provide Kamada a summary description of the steps of the carriage and storage of the Products from Kamada’s Warehouse to the Distributor’s customer, at the beginning of the Term and from time to time, as the steps in the procedure may change;

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 8	Kamada – Tuteur – Distribution Agreement

-Confidential-

(vi)    notify Kamada in writing immediately upon its becoming aware of any occurrence of disparagement of any of the Products or infringement of any rights relating to the Products in the Territory;

(vii)      make no safety or performance claim in respect to the Products which are beyond the statements in Kamada’s label for the Products as approved by the Competent Authorities, nor make false or unsubstantiated claims about the Products toward any person or entity;

(viii)     take no negligent or willful action in connection with the marketing or sale of the Products, which might adversely affect the standing of Kamada or any of its Affiliates in the trade;

(ix)  take no negligent or willful action which would or might encourage, cause or otherwise contribute to the undermining by others of the image of the Products or Kamada; and

(x)  take no action to use trademarks, trade names or logos of the Distributor on the packaging of the Products or in connection with the marketing of the Products, unless the Distributor has previously requested and obtained written authorization from Kamada to use such trademarks, trade names or logos to identify the Distributor of the Products (including usage and format), such authorization not to be unseasonably withheld or delayed, and if authorized to do so, then such use to be made at all times only together with the Trademarks.

4.2           Filings with the Competent Authorities. Upon Kamada’s request, prior to or following any filing or other communication, the Distributor shall provide Kamada, for its review, a copy of each filing or other communication it proposes to make or already made with the Competent Authorities regarding the Products, including any sample labels and package inserts, with an English translation thereof, and await Kamada’s written approval or comments, if Kamada’s request to review is made prior to such filing or communication. The Distributor shall further promptly provide Kamada with all relevant information concerning the status of the approval of the License or any revision thereto, including copies of all communications from the Competent Authorities regarding the Products, with an English translation thereof. At its discretion, Kamada shall, subject to the laws and regulations of each country in the Territory and in coordination with the Distributor, revise any Distributor filing or other communication, including the wording and appearance of any sample labels and package inserts, before it is submitted to the Competent Authorities. The Distributor bears the ultimate responsibility for the accuracy of each such filing or communication, except as to such sentences revised by Kamada. This Section does not apply to adverse event reports or summaries.

Page 9	Kamada – Tuteur – Distribution Agreement

-Confidential-

4.3           Commencement of Sales; Launch Date. The Distributor shall commence the marketing, Sale and distribution of the Products in each country in the Territory as allowed by the laws and regulations of each country within two (2) months of the grant of the License by the Competent Authorities in each country.

4.4           Associated Costs. The Distributor shall be responsible for paying all costs associated with the storage and handling of the Products at the Distributor's Warehouses and handling and transportation costs associated with the transportation and delivery of Products to its customers.

4.5           Sales Reports. Within [*****] days of the end of each quarter after the Launch Date, the Distributor shall submit a sales report to Kamada for that quarter, setting forth for each customer: name, location, Product code, price at which Sold, and quantity of Products purchased, and, within [*****] days of the end of the Term, the Distributor shall submit a final sales report to Karnada, setting forth the above-stated information.

4.6           Submission of Orders. The Distributor shall submit all orders for the Products by facsimile transmission or by email on a standard purchase order form, pursuant to Kamada’s conditions of sale as set forth below.

4.7           Conduct of Business. The Distributor shall conduct all of its business in its own name and in a competent and financially sound manner.

4.8           Required Approvals. The Distributor shall obtain and maintain all licenses, approvals and permits necessary for the Distributor to perform fully its obligations under this Agreement in each country in the Territory.

4.9           Foreign Corrupt Practices Act; Territory Laws. The Distributor shall fully observe and comply with the Foreign Corrupt Practices Act of 1977, as amended, of the United States of America and all applicable laws, rules and regulations in effect in the Territory, including, but not limited to, those administered and enforced by the Competent Authorities.

4.10         Claims and Potential Claims. The Distributor shall notify Kamada promptly, but in no event more than [*****] days after the Distributor is notified, of any litigation or threat of litigation or any occurrence that might reasonably lead to a liability claim, alleged or potential, relating to the Product or to this Agreement, against Kamada, the Product or the Distributor.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 10	Kamada – Tuteur – Distribution Agreement

-Confidential-

4.11         Use of the Product in Clinical Studies. Neither the Distributor, nor any of its Affiliates, shall use the Product, or knowingly provide Products to any third party for use, in any clinical or other study, without receiving the prior written consent of Kamada. The Distributor shall submit to Kamada, or request from any such third party and submit to Kamada, all information identified by Kamada regarding the proposed study, including any protocol for the study and any other related documentation. Kamada shall, within its sole discretion, amend the protocol or other aspects of the study and will have the right to approve or disapprove the conduct of the study. Kamada shall be the owner of all rights and information resulting from such study. The Distributor shall be entitled to use such information, for the sole purpose of obtaining the License or other approvals from the Competent Authorities, as described under Section 4.1 above.

5.          REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

5.1           Kamada’s Representations and Warranties. Kamada represents and warrants that, upon delivery to the Distributor at Kamada’s Warehouse, all Products shall comply with the Product specifications set forth in Schedule A hereto, shall have been tested in accordance with terms of the License or Licenses issued at that time, shall be accompanied by a certificate of analysis providing the following (a) specifications (limits) as set forth in the registration files as submitted to the Competent Authorities (finished Product specifications), and (b) a declaration stating, “Kamada confirms that all analytical testing has been performed according to the terms of registration as approved by the applicable Ministry of Health”, and shall be packaged and labeled in conformity with and shall meet or exceed all minimum standards of quality imposed by the License or Licenses then issued. Kamada further represents and warrants that the Products have been manufactured in accordance with cGMP; that, upon delivery of the Products to the Distributor at Kamada’s Warehouse, the Products are not contaminated or adulterated; and that, upon delivery of the Products to the Distributor at Kamada’s Warehouse, the Products are not subject to any lien or other encumbrance.

5.2           Limitation of Liability. Except as expressly set forth in Section 5.1 above, Kamada does not make and shall not be liable to the Distributor or to any third party for any warranty whatsoever, express or implied, in respect to the Products, including without limitation any warranties of merchantability or fitness for a particular use or purpose. In no event shall Kamada be liable for any special, indirect, punitive, consequential or incidental damages.

5.3           Distributor’s Representations and Warranties. Without derogation from the Distributor’s obligations under this Agreement, Distributor represents and warrants that it shall:

Page 11	Kamada – Tuteur – Distribution Agreement

-Confidential-

(i) ensure that the Products, while they are in the possession or control of the Distributor or its agents, maintain their quality, are kept free of contamination and are stored and transported in accordance with the procedures specified in Schedule D hereto, which Schedule may be reasonably amended unilaterally by Kamada from time to time;

(ii) sell the Product only in the Territory:

(iii) give Kamada written notice within [*****] days of any newly enacted or amended laws, rules or regulations and promptly give Kamada notice of proposed legislation, rules or regulations which could materially affect the License and/or the use, formulation, labeling, packaging, importation, distribution, advertising, promotion or sale of the Product in the Territory or which affect, in any way, the manner in which reports of adverse events are to be submitted to the Competent Authorities in relation to the Product;

(iv) establish and maintain complete and accurate quality assurance Product handling systems and records (including lot numbers of the Products Sold, to whom Sold, and the purchases of the Products) to enable the Distributor and Kamada to retrieve the Products in a timely, efficient and accurate manner and otherwise in accordance with applicable laws and regulations, and cooperate with Kamada in effecting any recall of Products, including communicating with all customers or other users of the Products, pursuant to Section 8.2 hereof;

(v) not interfere, directly or indirectly, within or outside the Territory, with any attempt by Kamada to obtain patent protection for the Product for any use or indication with any Competent Authority, including the Competent Authorities; and

(vi) use its trademarks in connection with its distribution of the Product only in accordance with the format submitted to and approved in writing by Kamada in advance, such approval not to be unreasonably withheld or delayed.

In no event shall the Distributor be liable for special, indirect, punitive, consequential or incidental damages.

6.           KAMADA’S OBLIGATIONS

6.1           Assistance with Approval Process. Kamada shall make reasonable efforts to provide assistance to the Distributor within a mutually agreed upon time frame to enable the Distributor to comply with its obligations under Section 4.1(i) hereof including without limitation responding to reasonable requests by the Distributor and providing the Distributor with information and documentation in English relating to the Product to the extent the information and documentation are available to Kamada and required by the Competent Authorities.

Page 12	Kamada – Tuteur – Distribution Agreement

-Confidential-

6.2           Supplemental Information. Kamada shall provide the Distributor with existing data, analyses, studies and other information which Kamada believes, in its sole discretion, will assist the Distributor in its strategic planning and marketing activities for the Product.

6.3           Claims and Potential Claims. Kamada shall notify the Distributor promptly, but in no event more than [*****] days after Kamada is notified, of any litigation or threat of litigation or any occurrence that might reasonably lead to a liability claim, alleged or potential, relating to the Product or to this Agreement, against the Distributor, the Product or Kamada, in the Territory.

6.4           Training. Kamada shall provide such training assistance to the Distributor, in connection with the Distributor’s commencement of Sales of the Product in the Territory, as Kamada may determine in its sole discretion, after consulting with the Distributor and at the Distributor’s expense.

7.          PHARMACOVIGILANCE AND ADVERSE EVENT REPORTING.

7.1           Kamada shall be responsible for establishing a pharmacovigilance monitoring system, with the reasonable assistance of the Distributor. Such monitoring system will include (i) provision of minimum pharmacovigilance information regarding a reporter who is identifiable by name, initials and/or address; (ii) an identifiable patient/subject (i.e., identifiable by patient number, date of birth, age, or gender); (iii) at least one suspected substance/medicinal product; and (iv) at least one suspected adverse drug event.

7.2           The Distributor shall provide all necessary assistance to Kamada in the establishment and maintaining the pharmacovigilance monitoring system as the distributor of the Products in the Territory at its expense; such assistance shall include field corrections, product withdrawals, adverse event reporting and complaint reporting to Kamada or any other relevant report or action required under any applicable law.

7.3           Without derogating from the above, the parties shall abide by the following reporting requirements:

(i)     Adverse Event Reporting - The parties shall report to each other all information necessary to make timely reports as required by any regulatory authority in the Territory regarding the Product. Further, the parties shall use commercially reasonable efforts to, within [*****] days following registration of the Product with the competent authorities in the Territory, but in any case, no later than upon the first sale of a Product in the Territory by the Distributor, enter into a written agreement regarding adverse event reporting system and procedures acceptable to the parties.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 13	Kamada – Tuteur – Distribution Agreement

-Confidential-

(ii)    Complaint Reporting - Without derogation from the above, upon any party receiving or becoming aware of any complaint involving the possible failure of the Product, in any location in the world, to meet any requirement of applicable law or regulation, and any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents associated with the distribution of the Product, whether or not determined to be attributable to the Product (i) such party shall notify the other party about such complaint and provide initial information about such complaint to the other party within [*****] and shall provide all information about such complaint within [*****] (ii) promptly provide to the other party copies of any complaints, and provide at the time of submission copies of any submissions to any competent regulatory authority regarding such complaints, and (iii) with respect to adverse events, comply with the provisions of Section 7.3(i) above.

(iii)    Notification of Threatened Action - Each party shall immediately notify the other party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a regulatory authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

7.4           The Distributor shall have responsibility for investigating any complaint in the Territory, with cooperation and assistance from Kamada, and shall inform Kamada of any information discovered in the course of the investigation that could show that the complaint is justified and that it resulted from Kamada’s actions or omissions.

7.5           All costs and expenses connected with each party’s activities and performance under this section, are to be borne [*****].

8.          SUSPENSION OF DISTRIBUTION; RECALL; RECORD RETENTION

8.1           Suspension of Distribution. If Kamada requests, as a result of a problem with the quality of the Product, regarding safety requiring suspension of Sales or a relevant directive from applicable regulatory authorities regarding the Product safety and suspension of Sales, the Distributor shall immediately suspend Sales and distribution of the Product. Kamada and the Distributor shall comply with any prohibition order or other directive from the Competent Authorities requiring suspension of Sales in the country for which the Competent Authorities have jurisdiction.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 14	Kamada – Tuteur – Distribution Agreement

-Confidential-

8.2           Product Recall. Kamada shall promptly notify the Distributor of any recalls initiated by Kamada or required by applicable regulatory authorities in respect to the Products in the Territory. Upon receipt of notice of such a recall from Kamada, the Distributor shall immediately notify its affected customers. Kamada shall provide the Distributor with the form of a letter to be used in connection with notice to the Distributor’s customers of such a recall which shall contain the appropriate instructions as to whether the customer should return or dispose of the affected Products. The Distributor shall arrange for the receipt, storage and transport of the Products recalled, all in accordance with Kamada’s reasonable instructions. To the extent that such recall is pursuant to a prohibition order or other directive from the Competent Authorities requiring suspension of Sales, Kamada and the Distributor shall conduct the recall and the receipt, storage and transport of the Products recalled pursuant to the laws and regulations of the country in the Territory for which the Competent Authorities have jurisdiction. Kamada shall be responsible for all reasonable costs and expenses incurred by the Distributor in connection with a recall in the Territory as well as the cost of replacement Products for the Distributor and its customers, provided that the reason for the recall primarily does not arise from: (i) the negligence or intentional misconduct of the Distributor or any of its directors, officers, employees, representatives or agents, or (ii) the failure of the Distributor to comply with the provisions of this Agreement. The Distributor shall cooperate in any such recall by providing to Kamada the information regarding Sales of the Product.

8.3           Retention of Records and Continuing Obligations. The Distributor shall maintain during the Term and for [*****] years after the termination or expiration of this Agreement the systems and records specified in Section 5.3(iv) hereof and such other information as shall reasonably be required by Kamada to effect a recall of the Product or comply with the request for documents or information relating to the Sale of Product in the Territory by the applicable authorities, and shall make such documents and information available to Kamada, at its request, in the event of a recall or applicable authority request for documents or information. Furthermore, during the Term and for [*****] years after the termination or expiration of this Agreement, the Distributor shall: (a) cooperate with Kamada in investigating any adverse report or adverse reaction to the Product, which results in the need for a recall in the Territory, and (b) continue to comply with its obligations under Sections 5.3(iv) hereof for Products sold by the Distributor. The Distributor shall maintain during the Term and for [*****] years after the termination or expiration of this Agreement its systems and records relating to any adverse reaction or adverse event in a patient using the Products.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 15	Kamada – Tuteur – Distribution Agreement

-Confidential-

9.           PROMOTION AND ADVERTISING

The Distributor shall, in consultation with Kamada, develop no later than [*****] prior to the end of each calendar year, a marketing plan for the Product for the immediately succeeding calendar year and submit such plan for the approval of Kamada. The marketing plan shall include distribution strategies, market analyses, advertising campaigns, sales training, Product launch strategy, patient information, continuing clinician training programs, participation in conferences and exhibitions, and publicity material for the year concerned. The Distributor may request from Kamada in stock promotional material prepared by or for Kamada, it being understood that such promotional material is in English only and that Kamada is not obligated to modify such promotional material for use in the Territory or reprint promotional material that is out of stock. Kamada shall provide such promotional material to the Distributor in amounts that it determines are reasonable in its sole discretion. Kamada shall have the right to approve all promotional materials which the Distributor intends to use in respect to the Product. The Distributor shall submit all such promotional materials to Kamada together with an English translation thereof for review and approval in a timely fashion so as to allow Kamada a reasonable time period, and in no event less than [*****] weeks before the Distributor intends to use the promotional material. The parties shall meet annually after the Launch Date during the Term of this Agreement to review the Distributor’s performance and approve the Distributor’s marketing plan. All the costs of marketing activities shall borne by the Distributor.

10.         TRADEMARKS ;PATENTS

10.1         Use of Trademarks. The Distributor acknowledges and agrees that the Trademarks are the sole and exclusive property of Kamada and that nothing herein shall be construed as transferring any right, title or interest of any kind or nature whatsoever to the Distributor. The Distributor further agrees not to use any trademarks other than the Trademarks in connection with its distribution of the Products, except the Distributor’s trademarks as approved by Kamada pursuant to Section 5.3(vi) hereof and not to register the Trademarks for its own account or use a mark, name or logo which is confusingly similar to the Trademarks to identify other products manufactured, distributed or sold by the Distributor. The Distributor further agrees not to do anything itself, nor to allow any of its Affiliates to contest the Trademarks, challenge Kamada’s ownership of the Trademarks or take action that, to its knowledge, in any way would be prejudicial to Kamada's rights in and to any of the Trademarks. Subject to Sections 2.1 and 2.2 hereof, Kamada’s right to use the Trademarks in institutional advertising and promotions in the Territory and Kamada’s right to co-promote by appointing sales representatives pursuant to Section 2.1 hereof, the Distributor shall have the exclusive right to use the Trademarks in the Territory; provided however, that such use (a) shall be limited to the Term of this Agreement, and (b) shall be solely in connection with the marketing and sale of the Product in the Territory, and (c) shall be subject to the following conditions:

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 16	Kamada – Tuteur – Distribution Agreement

-Confidential-

(i)   such use shall be in accordance with the shape, form, style and color of the Trademarks as communicated or authorized by Kamada and subject to Kamada’s prior written approval;

(ii)  such use shall clearly indicate that the Trademarks are owned and/or registered by Kamada, e.g., by using the appropriate Trademark (“TM” or “®”) symbol and by stating that the Trademarks are owned by Kamada;

(iii)  all rights arising from the use of the Trademarks shall inure solely to Kamada’s benefit, it being understood that nothing contained herein shall give the Distributor any right, title or interest in the Trademarks, now or hereafter owned or used by Kamada, nor in any contraction, variation or abbreviation of any of them;

(iv)  such use shall give the Distributor no authority or right to transfer, assign, license or otherwise convey any Trademarks; and

(v)  such use shall not, through any negligent or willful act of the Distributor, damage or weaken the Trademarks or bring the Trademarks into disrepute.

10.2         Trademark Infringement. The Distributor shall notify Kamada immediately upon its becoming aware of any actual or threatened infringement or other unauthorized use of the Trademarks within the Territory. Subject to the limitation of Section 10.4 hereof, Kamada shall promptly take all steps it deems reasonably necessary to enforce or defend its rights with respect to the Trademarks within the Territory, and the Distributor shall provide such assistance to Kamada as Kamada may reasonably request. Any costs incurred by the Distributor at the request of Kamada in connection with any legal action relating to the enforcement or defense of the Trademarks shall be borne by Kamada. The Distributor shall make no communication with any third party, nor shall it initiate any suit or proceeding, concerning unauthorized use of the Trademarks, without the prior written consent of Kamada.

10.3         Maintenance of Trademarks. Kamada, in its sole discretion, may obtain and maintain the registration of the Trademarks in the Territory throughout the Term of this Agreement, subject to Section 10.4 hereof.

10.4         Inactive or Abandoned Trademarks. Kamada shall have no obligation to undertake to register, defend or maintain any Trademarks which it considers, in its reasonable discretion, inactive and/or abandoned in the Territory.

Page 17	Kamada – Tuteur – Distribution Agreement

-Confidential-

10.5         Patents. Kamada in its sole discretion may obtain and maintain patent coverage in the Territory for the formulation used for the Product.

10.6         Non-Infringement. To Kamada’s knowledge, importation, License, sale and distribution of the Product in the Territory will not infringe intellectual or industrial property rights of any individual or entity in the Territory.

11.         INDEMNIFICATION

11.1         Each party (referred to hereunder as the “Indemnifying Party”) shall indemnify and hold harmless the other party and its directors, officers, agents, employees and representatives (the “Beneficiaries”) from and against any and all claims, demands, actions, damages, liabilities, losses and reasonable expenses, including reasonable attorney’s fees, arising out of the breach of this Agreement by the other party.

11.2         Notwithstanding the foregoing, neither party shall incur any liability in connection with, or be obliged to indemnify the other party for, any indirect, incidental and consequential damages and losses, including, without limitation, loss of income and/or profit.

11.3         As a condition precedent to each party’s right (and its Beneficiaries’ right) to be indemnified under this Agreement, the party claiming the right to be indemnified (the “Indemnified Party”): (i) shall promptly notify the Indemnifying Party of any relevant claims asserted or made, including any claims asserted or made by any governmental authority having jurisdiction; and (ii) shall include in such notice all information in its possession relating to the claim; and (iii) shall not negotiate or settle any such claim without the Indemnifying Party’s prior written consent; and (iv) shall fully cooperate with the Indemnifying Party in the defense and settlement of such claim.

11.4         The Indemnifying Party shall have full control over the defense and the right to settle any such claim on such terms it deems appropriate, provided that such settlement includes an unconditional release of the Indemnified Party and its respective Beneficiaries from all liability arising out of such claim and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its respective Beneficiaries.

11.5         The Indemnifying Party may conduct the defense against a claim by itself, if the Indemnifying Party fails to do so, and in such case the Indemnifying Party shall be entitled to an immediate reimbursement for all reasonable legal fees incurred by it in that connection.

Page 18	Kamada – Tuteur – Distribution Agreement

-Confidential-

12.         INSURANCE

12.1         Kamada shall purchase and maintain, at its own cost, a Product Liability policy, covering each occurrence of bodily injury due to defective approved (licensed) Product in an amount of not less than [*****] per event and in the aggregate per annum, by reputable insurance companies, for each applicable country of the Territory. Such Product Liability policy shall:

(i)    include worldwide territorial and law and jurisdiction scope of coverage and shall be endorsed to specifically name the Distributor as an Additional Insured under and subject to the terms of its Vendors’ (distributors’) Extension, in the form of Schedule F attached as Side Letter to this Agreement.

(ii)  not be materially reduced or canceled without a prior written notification to be sent to the Distributor, by registered mail, [*****] in advance;

(iii)  be renewed by Kamada for additional period of at least [*****] years following termination or expiration of this Agreement, or, a Run-Off Policy (which includes the same terms of insurance as above) shall be purchased by the Supplier on its own cost and shall include inter-alia an Extended Discovery (Reporting) Period of [*****], as from the termination or Expiration Date of this Agreement and a Retroactive Date not later than the commencement of operations by the respective insured party according to this Agreement, even if such operations began prior to the date of signature of this Agreement.

12.2         The Distributor shall purchase and maintain, at its own cost, a Third Party (Public) Liability policy, covering each occurrence of bodily injury or property damage due to any act of negligence act, in an amount of not less than [*****] US Dollars (or equivalent in EURO) per event and in aggregate per annum. Such Third Party (Public) Liability policy shall:

(i)     be endorsed to specifically name Kamada as an Additional Insured. Such Third Party (Public) insurance policy shall not be materially reduced or canceled without a prior written notification to be sent to Kamada, by registered mail, [*****] days in advance;

(ii)    be issued by a reputable third party insurer and shall include Kamada as additional insured with respect to any liabilities which might be imposed on it as a result of the insured party’s act or omission;

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 19	Kamada – Tuteur – Distribution Agreement

-Confidential-

(iii)    be renewed by the Distributor for additional period of at least [*****] years following termination or expiration of this Agreement, or will include an extended discovery period of [*****] years from the termination or Expiration Date of this Agreement and a retroactive date not later than the commencement of operations by the Distributor according to this Agreement, even if such operations began prior to the date of signature of this Agreement.

(iv)    be subject to a worldwide jurisdiction.

12.3         Each of the parties shall provide the other party with a certificate of insurance in English, for each period of insurance, signed by the respective insurer, confirming the cover under the policy as set out above. The issuance of any such policy will not constitute an approval that the above insurance is in accordance with the provisions of this Agreement and will not impose any liability on either party; nor will it be considered as reducing either party’s liability under this Agreement and under any applicable law.

13.         TERM AND TERMINATION

13.1         Term. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to Sections 13.2 or 13.3 hereof, shall expire on the fifth (5th) anniversary of the Launch Date in Argentina, unless a shorter period is required by Israeli Securities Law, which shall be the “Expiration Date”. The period from the Effective Date to the earlier date of termination hereunder or the Expiration Date is the “Term” of this Agreement.

13.2         Termination by Kamada. Kamada, in its sole discretion, may, upon thirty (30) days notice to the Distributor, terminate this Agreement in the event that:

(i)    a third party acquires more than fifty percent (50%) of the common stock or voting rights of the Distributor or any of its Affiliates to which rights and/or obligations hereunder have been assigned; or

(ii)   the Distributor fails to receive a License in Argentina within eighteen (18) months after receipt by the Distributor of all required registration documents from Kamada.

13.3         Termination by Either Party. If one of the following events shall occur:

(i)  the parties mutually agree in writing to terminate this Agreement; or

(ii) an Act of Insolvency of either Kamada or the Distributor has occurred; or

(iii) an Event of Default has occurred and such Event of Default has not been waived by the non-defaulting party; or

(iv) a party’s non-performance, as a result of a case of force majeure, has continued for more than two (2) months, as provided in Section 13.9 hereof; or

Page 20	Kamada – Tuteur – Distribution Agreement

-Confidential-

(v)  the purpose of this Agreement has been materially altered by an invalidation of a portion of the Agreement or an act rendering a portion of the Agreement unenforceable pursuant to Section 15.9 hereof;

then, upon such mutual agreement or upon the giving of notice by (A) the non-defaulting party in an Event of Default, (B) the non-insolvent party in the event of an Act of Insolvency, (C) the unaffected party in the event of non-performance as a result of a case of force majeure, (D) either party in the event of the invalidation of a portion of this Agreement that materially alters the purpose of this Agreement, or (E) either party in the event of non-approval of this Agreement by the Board of Directors of either company, this Agreement shall terminate as of the date provided in the mutual agreement or notice (“Effective Date of Termination”).

13.4         Rights and Obligations upon Expiration or Termination. within [*****] days following the Expiration Date or Effective Date of Termination of this Agreement, Kamada, at its sole option, may purchase from the Distributor any or all quantities of the Products, which the Distributor then has in stock, provided that they are still in good condition and in original packing and that they are not expired, at the lower between the purchase price originally paid by the Distributor to the Supplier for such Products or the corresponding purchase price quoted in the Supplier’s then effective price list. The Distributor may sell in the Territory on a non-exclusive basis any Products not so purchased by Kamada, subject to the terms of this Agreement, within a period of [*****] months following such Expiration Date or Effective Date of Termination, but no later than [*****] days prior to the Products’ expiry date. The Distributor shall take no action with regard to such Products until it receives Kamada’s written notice. Products which are not repurchased by Kamada nor sold by the Distributor as described hereunder, shall be destroyed by the Distributor, unless otherwise instructed in writing by Kamada.

13.5         Set-Off Payment. Against the total amount owed by Kamada to the Distributor under Section 13.4 above (if any), Kamada may set-off any amount owed by the Distributor to Kamada under this Agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 21	Kamada – Tuteur – Distribution Agreement

-Confidential-

13.6         Use of Trademarks after Expiration or Termination. Upon the Expiration Date or the Effective Date of Termination of this Agreement, the Distributor shall immediately discontinue use of all Trademarks, with the exception of the Distributor’s Sale of Products as allowed under Sections 13.4 hereof and shall promptly remove all signs, advertising, and similar materials bearing the Trademarks and other indicia of origin or quality of the Products from the Distributor’s buildings, stationery and other property and advertising materials. Thereafter, in accordance with Kamada’s written instructions and at Kamada’s option, the Distributor shall either deliver to Kamada or Kamada’s designee at Kamada’s Warehouse or destroy all signs, displays, advertising and promotional materials, stationery, business cards and all other documents or other things bearing the Trademarks or other indicia of origin or quality of the Product then in the Distributor’s possession. To the extent the Distributor has purchased said materials from Kamada within [*****] days of the Effective Date of Termination, Kamada shall pay to the Distributor its costs for such materials, less wear and tear to such materials as received by Kamada; provided however, that no such payment shall be owed to the Distributor in the event this Agreement has expired or is terminated by Kamada because of an Event of Default caused by the Distributor.

13.7         Transfer of Licenses, Customer Lists. Within [*****] days after the Expiration Date or the Effective Date of Termination and to the extent legally permissible, the Distributor shall transfer and assign to Kamada or its designee the License for each country in the Territory and any other licenses, approvals and permits in the name of the Distributor or its Affiliates (and all documentation necessary or relating thereto) solely relating to the marketing, Sale, use and distribution of the Products in the Territory, including, without limitation, approval from the Competent Authorities. Furthermore, within [*****] days of the Expiration Date or the Effective Date of Termination of this Agreement, the Distributor shall, subject to the laws and regulations of the applicable Territory, deliver to Kamada an accurate and complete copy of the Distributor’s list of customers for the Products (including, without limitation, address and telephone and fax number, e-mail address, contact name and purchase history).

13.8         Outstanding and Surviving Obligations. Neither the expiration nor the termination of this Agreement shall release either party from the obligation to pay any sums then owing to the other party or from the obligation to perform any other duty or to discharge any other liability that a party has incurred prior thereto, nor shall it affect any rights or obligations of either party under this Agreement, which are intended by the parties to survive expiration or termination, including, but not limited to, the Distributor’s obligations under Sections 5.3(i), 5.3(iv)-(vi), 8.3, 12.2 and 13.7 hereof. Subject to the foregoing, neither party shall, by reason of expiration or termination of this Agreement for any reason whatsoever, be liable to the other party for compensation or damage (i) on account of loss of present or prospective profits on Sales or anticipated Sales, or expenditures, investments or commitments made in connection therewith, (ii) in connection with the establishment, development or maintenance of the Distributor’s business or goodwill or the appointment of the Distributor under this Agreement, (iii) in connection with the Distributor’s failure to purchase the Minimum Purchase Requirement of Product pursuant to Section 3.2 hereof or (iv) in connection with Kamada’s failure to deliver Product in the quantities or timeframes requested by the Distributor and approved by Kamada. The parties farther agree that any termination of this Agreement according to the procedures specified herein, and based on the conditions required by the provision under which such termination is effected, shall not constitute an unfair or abusive termination or create any liability of the terminating party to the other party that is not set forth in this Agreement.

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 22	Kamada – Tuteur – Distribution Agreement

-Confidential-

13.9         Force Majeure. Except for each party’s confidentiality and indemnity obligations, the failure of a party to perform its obligations under this Agreement, except for obligations to pay money when it is due hereunder, resulting from a case of force majeure, such as fires, floods, earthquakes, accidents, explosions, sabotage, strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor), civil commotions, riots, invasions, wars, terrorism, governmental acts, restraints, requisitions or regulations, shortages of labor, electric power, or raw material, inability to obtain equipment or supplies, inability to obtain or delays in transportation, or any other cause beyond the reasonable control of the party affected thereby and without the fault or negligence of the party so affected, which directly affect the ability of the party to perform its obligations under this Agreement, shall not be considered the basis for an Event of Default under this Agreement, provided that the party affected thereby shall: (i) give prompt notice to the other party of the date of commencement of the force majeure, the nature thereof, and expected duration; and (ii) use its best efforts to avoid or remove the force majeure to the extent it is so able to do; and (iii) make up, continue on and complete performance when such cause is removed to the extent it is able to do so. In the event any such failure to perform under this Agreement as a result of a case of force majeure continues for more than two (2) consecutive months, the party not affected thereby shall have the right to terminate this Agreement with immediate effect by written notice sent to the other party pursuant to Section 13.3 hereof, but without prejudice to the rights and obligations of the parties which subsist at the Effective Date of Termination.

14.         CONFIDENTIALITY

14.1         The Distributor shall not, directly or indirectly, use or disclose to any third party all or any part of the Confidential Information heretofore or hereto after disclosed by or obtained from the Supplier, except for Confidential Information which the Distributor can show by written records that:

(i)    at the time of its disclosure or thereafter is generally available to and known to the public, other than as a result of a disclosure by the Distributor or its representatives in breach of this Agreement;

(ii)   was or becomes available to the Distributor, on a non-confidential basis from a third party source independent of any restrictions imposed by the Supplier;

Page 23	Kamada – Tuteur – Distribution Agreement

-Confidential-

(iii)   has been independently acquired or developed by Distributor without breaching this Agreement; or

(iv)   has been lawfully in the possession of the Distributor prior to disclosure by the Supplier.

“Confidential Information” means, in this Agreement, any information or materials in oral, written, pictorial, magnetic, graphic or maintained or transferred in any other media, which have been previously disclosed or may hereafter be disclosed by Kamada to the Distributor, relating to the financial, technological and business information, products, services and/or operations of Kamada, including, but not limited to, business plans, agreements, trade secrets, know-how, patents, formulae, data, source code, object code, product plans, Product specifications, technical information, customer lists, and all other information of any kind or nature whatsoever, whether or not contained or incorporated in drawings, photographs, memoranda, operational documents, models, prototypes, designs, quality control and test charts, lists, manuals and methods, whether or not labeled as confidential or proprietary, and including, without limitation, all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing, whether made by the Distributor or otherwise.

14.2         In the event that the Distributor shall be legally required (by formal questioning or, in the written opinion of its legal counsel, by applicable securities laws) to disclose any Confidential Information of Kamada, it shall immediately notify the Kamada in writing of such request or requirement prior to disclosure, so that the Kamada may seek an appropriate protective order with the reasonable assistance of the Distributor. If such order is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed.

14.3         The Distributor acknowledges that Kamada’s shares are publicly traded in the Tel-Aviv Stock Exchange and (i) undertakes not to use any Confidential Information in connection with the purchase or sale of securities of the Company in violation of the Israeli securities laws, and (ii) acknowledges that Kamada may be required to furnish public reports pertaining to this Agreement and the terms thereof, upon the requirements of the Israeli securities laws and regulations.

14.4         The Distributor’s undertakings under this Section 14 shall survive the expiration or termination of this Agreement

Page 24	Kamada – Tuteur – Distribution Agreement

-Confidential-

15.         MISCELLANEOUS

15.1         Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes, merges, terminates and otherwise renders null and void any and all prior written and oral agreements entered into between Kamada and the Distributor with respect to the subject matter hereof. Each party acknowledges that there are no warranties, representations, covenants, promises or understandings of any kind, nature or description whatsoever made by either party to the other, except such as are expressly set forth in this Agreement, and further agrees that they shall not be bound by any definition, condition, provision or understanding, except as expressly set forth herein.

15.2         Amendments. Except as otherwise provided expressly herein, no modification, amendment or supplement to this Agreement or to the Schedules hereto shall be effective for any purpose except by consent of both parties and the proper execution of another written instrument by duly authorized officers of the parties hereto. In the event of a discrepancy between this Agreement and any other agreement or ancillary document the provisions of this Agreement shall prevail.

15.3         Relationship of Parties. The relationship between the parties established by this Agreement is that of independent contractors or traders, and not as principal-agent, franchisor-fanchisee, partners or joint ventures. As such, subject to the rights retained or granted to, and the obligations undertaken by, each party pursuant to this Agreement, each party shall conduct its business at its own initiative, responsibility and expense, and shall have no right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, in the name of or on behalf of the other party, unless otherwise expressly provided herein, or otherwise agreed separately in writing. Nothing in this Agreement shall constitute or be deemed to constitute either party as the legal representative or agent of the other. All costs and expenses connected with each party’s activities and performance under this Agreement, unless provided for in this Agreement or otherwise separately agreed, are to be borne solely by the party incurring such costs and expenses.

15.4         Binding Effect Assignments. Each party hereby represents to the other that the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereunder, have been duly and validly authorized by all necessary corporate actions and that this Agreement has been duly and validly executed and delivered by it and the individuals executing this Agreement having complete authority to bind their respective corporate entities. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights granted or obligations assumed hereunder shall be assigned or transferred, by operation of law or otherwise, without the prior written consent of the other party; provided however, that either party hereunder may freely assign this Agreement to any of its Affiliates. An assignment by a party to any of its Affiliates shall, in no event, release such party of any of its obligations hereunder.

Page 25	Kamada – Tuteur – Distribution Agreement

-Confidential-

15.5         Governing Law & Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, regardless of any choice of law principles. The competent court in Tel-Aviv - Jaffa shall have exclusive jurisdiction with respect to any and all actions brought hereunder, and each party irrevocably submits to the jurisdiction of such court.

15.6         Cooperation in Trade Regulation Applications. If either party elects to make an application or applications to the relevant competition or trade regulation authorities within the Territory for comfort, negative clearance or exemption, under competition or trade regulation laws, with respect to this Agreement, the other party shall cooperate fully therein, including without limitation the preparation and submission of any necessary or advisable documents to such authorities on a joint basis with the other party. The party initiating such application shall inform the other party of the progress of any such applications. The costs associated with any such applications (including legal fees) shall be borne by the party which desires to make such applications, unless such applications are made by mutual agreement between the parties, in which case all costs shall be borne equally between the partie.

15.7         No Waiver; Remedies. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement. The remedies herein are cumulative and not exclusive of any remedies provided by law.

15.8         Notices and all other Communications. All notices, reports, requests, authorizations, instructions, approvals, consents and other communications permitted or required by this Agreement shall be in writing, shall be in English and shall be deemed given when they are (i) delivered personally, or (ii) transmitted by facsimile (and telephonically confirmed), or (iii) mailed by registered or certified mail with postage prepaid and returned receipt requested plus five business days (in the receiver’s country), or (iv) received if they are sent by commercial overnight courier with fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses and facsimile number:

KAMADA LTD.	TUTEUR S.A.C.I.F.I.AS.A.

7 Sapir St., Kiryat Weizmann, Science	Av. Juan de Garay 848

Park, P.O. Box 4081, Ness Ziona 74140,	1153 Buenos Aires

Israel	Argentina

Tel: +972-8-9406472	Tel: 54-1-307-6110

Fax: +972-8-9406473	Fax: 54-1-307-9039

Attn. Mr. David Tsur, CEO	Attn. Mr. Edgardo Taraciuk

A party may change its designated address, telephone number or facsimile number by providing written notice of such change to the other party in the manner provided in this Section 15.8.

15.9         Severability and Validity. Any provision of this Agreement that is declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof to the extent that the purpose of this Agreement is not materially altered, and without affecting the validity or enforceability of such provision in another jurisdiction.

15.10         Specific Performance and Other Remedies.

(i)          The Distributor acknowledges and agrees that if it fails to perform any of its obligations in accordance with the specific terms of, or otherwise breaches the terms of Sections 2.1, 2.2, 10.1, 10.2 or 14 of this Agreement, it may cause immediate and irreparable harm and injury to Kamada for which money damages would not be an adequate remedy. Therefore, the Distributor agrees that, in addition to other remedies provided herein, Kamada shall be entitled to an injunction restraining any violation or threatened violation by the Distributor of the provisions of Sections 2.1, 2.2, 10.1, 10.2 or 14 hereof or to specific performance or other equitable relief to enforce such provisions and, in connection therewith, that Kamada shall not be obligated to post a bond for or otherwise ensure payment of any damages which might be incurred by the Distributor because of such legal action. If any such legal action should be brought by Kamada in a competent court having jurisdiction to enforce the provisions of Sections 2.1, 2.2, 9.1 or 12 hereof, the Distributor shall not allege, and it hereby waives, the defense that an adequate remedy exists without resorting to such legal action.

(ii)         Kamada acknowledges and agrees that if it fails to perform any of its obligations in accordance with the specific terms of, or otherwise breaches the terms of, Sections 2.1 or 2.3 of this Agreement, it may cause immediate and irreparable harm and injury to the Distributor for which money damages would not be an adequate remedy. Therefore, Kamada agrees that, in addition to other remedies provided herein, the Distributor shall be entitled to an injunction restraining any violation or threatened violation by Kamada of the provisions of Sections 2.1 or 2.3 hereof or to specific performance or other equitable relief to enforce such provisions and, in connection therewith, that the Distributor shall not be obligated to post a bond for or otherwise ensure payment of any damages which might be incurred by Kamada because of such legal action. If any such legal action should be brought by the Distributor in a competent court having jurisdiction to enforce the provisions of Sections 2.1 or 2.3 hereof, Kamada shall not allege, and it hereby waives, the defense that an adequate remedy exists without resorting to such legal action.

Page 26	Kamada – Tuteur – Distribution Agreement

-Confidential-

15.11         Advice of Counsel and Construction. Each party acknowledges and confirms that it and its counsel have reviewed this Agreement, that it has consulted with its counsel regarding this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation and construction of this Agreement.

15.12         Captions. The captions in this Agreement are inserted for convenience of reference only and are not and shall not be construed as forming a part of this Agreement.

15.13         Use of Singular and Plural. It is expressly agreed that, whenever reasonable interpretation of the context of this Agreement requires, the use of the singular of any word shall be deemed to include the plural and vice versa.

15.14         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which, when taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective, duly authorized, officers, as of the day and year first above written.

Page 27	Kamada – Tuteur – Distribution Agreement

-Confidential-

KAMADA LTD.	TUTEUR S.A.C.I.F.I.A S.A.

/s/ David Tsur	/s/ Edgardo Taraciuk
By: Mr. David Tsur, CEO	By: Edgardo Taraciuk

/s/ Eyal Leibovitz
By: Mr. Eyal Leibovitz, CFO

Page 28	Kamada – Tuteur – Distribution Agreement

-Confidential-

SCHEDULE A – Kamada’s Product Specification: In accordance with the approved dossier in each country of the Territory.

SCHEDULE B – Distributor’s Minimum Purchase Requirement: [*****]

Kamada’s Maximum Supply Obligation: up to [*****]

SCHEDULE C – Trademarks: “KAMADA”, “RESPIRA”, “GLASSIA”; Product Logos.

SCHEDULE D – Procedure of Storage, Transport and maintenance of Sterility of the Products by Distributor:

STORAGE -

•	2° -go Centigrade TRANSPORT

•	2° -go Centigrade STERILITY

SCHEDULE E – Minimum Supply Price: [*****]

SCHEDULE F – Product Liability Insurance Side Letter: see below

[*****] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Page 29	Kamada – Tuteur – Distribution Agreement

-Confidential-

[Kamada’s Letterhead]

Date: ____________

To: TUTEUR S.A.C.I.F.I.A

Re: Kamada Ltd. (the “Company”) - Product Liability Insurance

Dear Sirs,

We are writing to inform you that we intend to include you as “Additional Insured” within the Company’s Product Liability Insurance Policy (the “Policy”).

Such inclusion is subject to the terms and conditions of the Policy, a copy of the relevant provisions is attached.

The inclusion is done at the Company’s sole discretion and the Company may elect to cancel such inclusion, change or reduce the coverage at any time and for any reason whatsoever with or without notice.

Your inclusion in the Company’s Product Liability Insurance is in addition to, and not instead of, any other insurance you have or are required to have under your agreement with your insurance companies.

Accordingly, nothing herein derogates, limits or relieves you from any of your responsibilities and liabilities under the agreement with the Company, including, without limitations, the obligation to obtain the appropriate insurance coverage for your activities in connection with the Agreement.

Sincerely yours,

KAMADA LTD.

*****************************************************************

Page 30	Kamada – Tuteur – Distribution Agreement

-Confidential-

GENERAL PROVISIONS

Coverage is provided only for sales of the Company’s Product in the ordinary course of vendor’s (distributor’s) business.

Coverage is subject to vendor’s written notice to the Company of any product liability claim immediately upon becoming aware of such claim or of circumstances that may lead to such claim.

Coverage expressly excludes liability for or deriving of any express or implied warranty, or any liability for distribution or sale for a purpose unauthorized by Kamada.

Coverage does not apply to injury or damage:

1.	Arising out of any act of the vendor which changes the condition of the Product.

2.	Arising out of any failure to maintain the Product in merchantable condition.

3.	Arising out of alteration, treatment, processing, assembling, installation, repairing, packing/repacking, labelling, servicing and the like of such goods by the above Vendor or retailer.

4.	Occurring within the vendor’s premises or occurring prior to sale of the designated Products.

The Vendor undertakes to comply with the Policy’s conditions in so far as applicable.

Any disputes that may arise between Vendor and Kamada and/or the Insurers regarding Policy conditions will be governed by Israeli Law.

Page 31	Kamada – Tuteur – Distribution Agreement